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                                  Exhibit 99.4


FOR IMMEDIATE RELEASE

                  Heuristic Development Group, Inc. Announces
                          Expiration of Letter of Intent

     Manhattan Beach, CA - October 23, 1998 - Heuristic Development Group, Inc. (NASDAQ-Small Cap-IFIT) announced today that the letter of intent between HDG and Autoskill, Inc. had expired by its terms. A condition to the consummation of the transaction contemplated by the letter of intent was that HDG's common stock remain listed on the NASDAQ Small Cap Market. HDG has been advised by NASDAQ that if the transaction were consummated, HDG would be required to meet NASDAQ's initial listing requirements in order to remain listed. HDG would not have met these requirements following the transaction. HDG will continue to search for transactions which would enable HDG's common stock to remain listed on the NASDAQ Small Cap or to become listed on a national or regional exchange.

     For further information contact Theodore Lanes at (310) 546-1065.